Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Marcela Manjarrez-Hawn
	Senior Vice President, Finance & Investor Relations	Executive Vice President, Chief Communications Officer
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS FIRST QUARTER 2022 RESULTS AND INCREASES 2022 GUIDANCE
-- Diluted EPS of $1.44; Adjusted Diluted EPS of $1.83 --
-- Raises Total Revenue and Adjusted EPS Guidance --

ST. LOUIS, MISSOURI (April 26, 2022) -- Centene Corporation (NYSE: CNC) announced today its financial results for the first quarter ended March 31, 2022, reporting diluted earnings per share (EPS) of $1.44 and adjusted diluted EPS of $1.83.

In summary, the 2022 first quarter results were as follows:

Total revenues (in millions)	$37,185
Premium and service revenues (in millions)	$34,232
Health benefits ratio	87.3%
SG&A expense ratio	8.0%
Adjusted SG&A expense ratio (1)	7.7%
GAAP diluted EPS	$1.44
Adjusted diluted EPS (1)	$1.83
Total cash flow provided by operations (in millions)	$1,151

(1) A full reconciliation of the adjusted diluted EPS and adjusted SG&A expenses is shown beginning on page 5 of this release.

"Our strong first quarter performance demonstrates Centene’s ability to deliver on our financial goals while continuing to make progress against our Value Creation initiatives," said Sarah M. London, Chief Executive Officer of Centene. "As we look ahead, consistency of results and operational excellence will remain top priorities for this management team as we drive towards sustainable and profitable long-term growth."

"While it is still early in the year, we are pleased to start strong across all of our business lines. Our updated full year 2022 outlook reflects the Company's positive momentum as well as our refreshed expectations around the timing of Medicaid redeterminations," said Drew Asher, Executive Vice President and Chief Financial Officer of Centene.

First Quarter Highlights

•March 31, 2022 managed care membership of 26.2 million, an increase of 1.9 million members, or 8%, compared to March 31, 2021.

•Total revenues of $37.2 billion for the first quarter of 2022, representing 24% growth compared to the first quarter of 2021.

•Premium and service revenues of $34.2 billion for the first quarter of 2022, representing 22% growth compared to the first quarter of 2021.

•Health benefits ratio (HBR) of 87.3% for the first quarter of 2022, compared to 86.8% in the first quarter of 2021.

•Selling, general and administrative (SG&A) expense ratio of 8.0% for the first quarter of 2022, compared to 7.9% for the first quarter of 2021.

•Adjusted SG&A expense ratio of 7.7% for the first quarter of 2022, compared to 7.6% for the first quarter of 2021.

•Diluted EPS for the first quarter of 2022 of $1.44, compared to $1.19 for the first quarter of 2021.

•Adjusted diluted EPS for the first quarter of 2022 of $1.83, compared to $1.63 for the first quarter of 2021.

•Operating cash flow of $1.2 billion, or 1.4 times net earnings, for the first quarter 2022.

Other Events

•In April 2022, Michael Neidorff, our long-time Chairman and Chief Executive Officer, passed away. Mr. Neidorff's leadership of Centene for more than 25 years has been instrumental to the Company's growth and success, and his commitment to providing affordable, high-quality healthcare will live on in Centene's mission.

•In March 2022, Centene announced that Sarah London, Vice Chairman of Centene, was appointed Chief Executive Officer, succeeding Michael Neidorff.

•In March 2022, Centene announced its subsidiary, Managed Health Services, was selected by the Indiana Department of Administration to continue serving Hoosier Healthwise and Health Indiana Plan members with Medicaid and Medicaid alternative managed care and care coordination services. The new contract is anticipated to begin January 1, 2023.

•In February 2022, Centene announced its subsidiary, Louisiana Healthcare Connections, was selected by the Louisiana Department of Health to continue administering quality, integrated healthcare services to Medicaid enrollees across the state. The new statewide contract is anticipated to begin July 1, 2022.

Accreditations & Awards

•In March 2022, Centene was awarded the Innovation Award for Health Equity by the National Committee for Quality Assurance (NCQA). The award recognizes Centene's data-driven Health Equity Improvement Model for being a leading-edge strategy for improving health equity and healthcare quality through innovative and creative solutions.

•In February 2022, Centene's subsidiary, Trillium Community Health Plan, earned Accreditation from the NCQA.

Membership

The following table sets forth our membership by line of business:

	March 31,
	2022	2021
Traditional Medicaid (1)	13,590,100	12,307,400
High Acuity Medicaid (2)	1,682,800	1,529,000
Total Medicaid	15,272,900	13,836,400
Commercial Marketplace	2,031,000	1,900,900
Commercial Group	449,700	483,400
Total Commercial	2,480,700	2,384,300
Medicare (3)	1,452,500	1,138,500
Medicare PDP	4,169,700	4,109,700
Total at-risk membership (4)	23,375,800	21,468,900
TRICARE eligibles	2,862,400	2,881,400
Total	26,238,200	24,350,300

(1) Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2) Membership includes ABD, IDD, LTSS and MMP Duals.
(3) Membership includes Medicare Advantage and Medicare Supplement.
(4) Membership includes 1,231,500 and 1,086,300 dual-eligible beneficiaries for the periods ending March 31, 2022, and March 31, 2021, respectively.

Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended March 31,
	2022	2021	% Change
Medicaid	$24,076	$20,191	19%
Commercial	4,132	3,898	6%
Medicare (5)	5,757	4,339	33%
Other	3,220	1,555	107%
Total Revenues	$37,185	$29,983	24%
(5) Medicare includes Medicare Advantage, Medicare Supplement and Medicare PDP.

Statement of Operations: Three Months Ended March 31, 2022

•For the first quarter of 2022, total revenues increased 24% to $37.2 billion from $30.0 billion in the comparable period of 2021. The increase was due to organic Medicaid growth, partially due to the ongoing suspension of eligibility redeterminations, 28% membership growth in the Medicare business (16% growth since December 31, 2021), our recent acquisitions of Magellan Health (Magellan) and Circle Health, the commencement of our contracts in North Carolina, and $1.9 billion of additional premium tax revenue and retroactive state directed payments.

•HBR of 87.3% for the first quarter of 2022 represents an increase from 86.8% in the comparable period in 2021. The increase was primarily due to a return to more normalized traditional Medicaid medical utilization as compared to the first quarter of 2021, partially offset by pricing actions and lower traditional utilization in the Marketplace business.

•The cost of service ratio was 84.8% for the first quarter of 2022, compared to 88.7% in the same period in 2021. The decrease in the cost of service ratio was driven by the acquisition of the Circle Health business, which operates at a lower cost of service ratio.

•The SG&A expense ratio was 8.0% for the first quarter of 2022, compared to 7.9% in the first quarter of 2021. The adjusted SG&A expense ratio was 7.7% for the first quarter of 2022, compared to 7.6% in the first quarter of 2021. The increases were due to the additions of the Magellan and Circle Health businesses, which operate at higher SG&A expense ratios due to the nature of the businesses. These impacts were partially offset by the leveraging of expenses over higher revenues as a result of increased membership and retroactive state directed payments. The SG&A expense ratio increased in 2022 due to higher acquisition related costs as a result of the Magellan Acquisition, partially offset by reduced restructuring charges compared to 2021. Beginning in 2022, we have included a separate line item for depreciation expense on the Consolidated Statement of Operations, which was previously included within SG&A expenses. Prior period information has been conformed to the current presentation, including the resulting SG&A expense ratios.

•The effective tax rate was 25.8% for the first quarter of 2022, compared to 25.9% in the first quarter of 2021. For the first quarter of 2022, our effective tax rate on adjusted earnings was 25.1%, compared to 25.4% in the first quarter of 2021.

Balance Sheet

At March 31, 2022, the Company had cash, investments and restricted deposits of $28.2 billion and maintained $637 million of cash and cash equivalents in our unregulated entities, including $417 million in our international subsidiaries (a material portion of which is expected to be used to satisfy contractual obligations). Medical claims liabilities totaled $16.3 billion. The Company's days in claims payable was 53 days, which is an increase of one day over the fourth quarter of 2021. Total debt was $18.9 billion, which included $213 million of borrowings on our $2.0 billion revolving credit facility at quarter end. The debt to capitalization ratio was 40.7% at March 31, 2022, excluding $182 million of non-recourse debt.

Outlook

The Company's guidance has been updated to reflect the following:
•Increased pass through revenue payments recorded in the first quarter of 2022, resulting in additional premium tax revenue of approximately $1.5 billion,
•Increased state directed premium payments recorded in the first quarter of 2022, resulting in additional premium revenue of approximately $500 million,
•Increased premium revenue due to Medicare and Medicaid growth of approximately $2 billion, including an update to reflect the ongoing suspension of Medicaid eligibility redeterminations to August 1, 2022, and
•Increased Adjusted EPS to $5.40-$5.55.
These items will be further discussed on our conference call. The Company's annual guidance for 2022 is as follows:

	Full Year 2022
	Low	High
Total revenues (in billions)	$139.9	$141.9
Premium and service revenues (in billions)	$132.3	$134.3
GAAP diluted EPS	$4.19	$4.30
Adjusted Diluted EPS (1)	$5.40	$5.55
HBR	87.6%	88.2%
SG&A expense ratio	7.9%	8.4%
Adjusted SG&A expense ratio (2)	7.8%	8.3%
Effective tax rate	25.5%	26.5%
Adjusted effective tax rate (3)	25.0%	26.0%
Diluted shares outstanding (in millions)	590.5	593.5

(1) A full reconciliation of adjusted diluted EPS is shown beginning on page 5 of this release.
(2) Adjusted SG&A expense ratio excludes acquisition related expenses of $134 million to $149 million.
(3) Adjusted effective tax rate excludes income tax effects of adjustments of $214 million to $221 million.

Conference Call

As previously announced, the Company will host a conference call Tuesday, April 26, 2022, at approximately 8:30 AM (Eastern Time) to review the financial results for the first quarter ended March 31, 2022.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 7792929 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, April 25, 2023, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, May 3, 2022, by dialing 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, or +1-412-317-0088 from abroad, and entering access code 9978555.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets and acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended March 31,
	2022	2021
GAAP net earnings attributable to Centene	$849	$699
Amortization of acquired intangible assets	199	195
Acquisition related expenses	97	47
Other adjustments (1)	2	102
Income tax effects of adjustments (2)	(67)	(83)
Adjusted net earnings	$1,080	$960

(1) Other adjustments include the following items:
2022:
(a) legal fees related to the pharmacy benefits manager (PBM) legal settlement reserve established in 2021 of $2 million for the three months ended March 31, 2022.
2021:
(a) debt extinguishment costs of $46 million for the three months ended March 31, 2021; and
(b) severance costs due to a restructuring of $56 million for the three months ended March 31, 2021.
(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment.

	Three Months Ended March 31,		Annual Guidance December 31, 2022
	2022	2021
GAAP diluted EPS attributable to Centene	$1.44	$1.19	$4.19 - $4.30
Amortization of acquired intangible assets (3)	0.26	0.25	$1.02 - $1.04
Acquisition related expenses (4)	0.13	0.06	$0.19 - $0.21
Other adjustments (5)	—	0.13	$—
Adjusted diluted EPS	$1.83	$1.63	$5.40 - $5.55

(3) The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.08 and $0.08 for the three months ended March 31, 2022 and 2021, respectively, and an estimated $0.32 to $0.33 for the year ended December 31, 2022.
(4) The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.03 and $0.02 for the three months ended March 31, 2022 and 2021, respectively, and an estimated $0.04 to $0.05 for the year ended December 31, 2022.
(5) Other adjustments include the following items:
2022:
(a) legal fees related to the PBM legal settlement reserve established in 2021 of $0.00 per diluted share, net of income tax benefit of $0.00, for the three months ended March 31, 2022, and an estimated $0.00 per diluted share, net of an estimated income tax benefit of $0.00 for the year ended December 31, 2022.
2021:
(a) debt extinguishment costs of $0.06 per diluted share, net of an income tax benefit of $0.02 for the three months ended March 31, 2021; and
(b) severance costs due to a restructuring of $0.07 per diluted share, net of an income tax benefit of $0.02 for the three months ended March 31, 2021.

	Three Months Ended March 31,
	2022	2021
GAAP SG&A expenses	$2,745	$2,234
Less:
Acquisition related expenses	99	46
Restructuring costs	—	56
Legal fees related to legal settlement	2	—
Adjusted SG&A expenses	$2,644	$2,132
Note: Beginning in 2022, we have included a separate line item for depreciation expense on the Consolidated Statement of Operations, which was previously included within SG&A expenses. Prior period SG&A expenses have been conformed to the current presentation.

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Cost of Service Ratio (GAAP) = Cost of services divided by service revenues.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Effective Tax Rate (non-GAAP) = GAAP income tax expense (benefit) excluding the income tax effects of adjustments to net earnings divided by adjusted earnings (loss) before income tax expense.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder’s equity.

•Debt to Capitalization Ratio Excluding Non-Recourse Debt (non-GAAP) = Total debt less non-recourse debt, divided by total debt less non-recourse debt plus total stockholder’s equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period divided by number of days in such period. Average Medical Claims Expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities divided by average medical claims expense. Days in Claims Payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State Directed Payments: Payments directed by a state that have minimal risk, but are administered as a premium adjustment. These payments are recorded as premium revenue and medical costs at close to a 100% HBR. The Company has little visibility to the timing of these payments until they are paid by a state.

•Pass Through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 25 company, is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace, the TRICARE program, and individuals in correctional facilities. The Company also serves several international markets, and contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and value creation as well as the development of its people, systems, and capabilities so that it can better serve its members, providers, local communities, and government partners.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com/.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "target," "goal," "may," "will," "would," "could," "should," "can," "continue" and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, value creation strategy, competition, expected activities in completed and future acquisitions, including statements about the impact of our recently completed acquisition of Magellan Health (the Magellan Acquisition), other recent and future acquisitions and dispositions, investments and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including, but not limited to: our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates due to the impact of COVID-19; the risk that the election of new directors, changes in senior management, and inability to retain key personnel may create uncertainty or negatively impact our ability to execute quickly and effectively; uncertainty as to the expected financial performance of the combined company following the recent completion of the Magellan Acquisition; the possibility that the expected synergies and value creation from the Magellan Acquisition or the acquisition of WellCare Health Plans, Inc.(the WellCare Acquisition) (or other acquired businesses) will not be realized, or will not be realized within the respective expected time periods; disruption from the integration of the Magellan Acquisition or from the integration of the WellCare Acquisition, unexpected costs, or similar risks from other acquisitions we may announce or complete from time to time, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; a downgrade of the credit rating of our indebtedness; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder that may result from changing political conditions, the new administration or judicial actions; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; our ability to adequately price products; tax matters; disasters or major epidemics; changes in expected contract start dates; provider, state, federal, foreign and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of legal or regulatory proceedings or matters, including, but not limited to, our ability to resolve claims and/or allegations made by states with regard to past practices, including at Envolve Pharmacy Solutions, Inc. (Envolve), as our pharmacy benefits manager (PBM) subsidiary, within the reserve estimate we recorded in 2021 and on other acceptable terms, or at all, or whether additional claims, reviews or investigations relating to our PBM business will be brought by states, the federal government or shareholder litigants, or government investigations; timing and extent of benefits from strategic value creation initiatives, including the possibility that these initiatives will not be successful, or will not be realized within the expected time periods; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions; changes in expected closing dates, estimated purchase price and accretion for acquisitions; restrictions and limitations in connection with our indebtedness; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to us; inflation; foreign currency fluctuations and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	March 31, 2022	December 31, 2021
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$11,237	$13,118
Premium and trade receivables	16,169	12,238
Short-term investments	1,668	1,539
Other current assets	2,036	1,602
Total current assets	31,110	28,497
Long-term investments	14,129	14,043
Restricted deposits	1,210	1,068
Property, software and equipment, net	3,583	3,391
Goodwill	20,903	19,771
Intangible assets, net	8,138	7,824
Other long-term assets	3,828	3,781
Total assets	$82,901	$78,375
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$16,259	$14,243
Accounts payable and accrued expenses	9,980	8,493
Return of premium payable	2,628	2,328
Unearned revenue	526	434
Current portion of long-term debt	292	267
Total current liabilities	29,685	25,765
Long-term debt	18,640	18,571
Deferred tax liability	1,292	1,407
Other long-term liabilities	5,854	5,610
Total liabilities	55,471	51,353
Commitments and contingencies
Redeemable noncontrolling interests	117	82
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at March 31, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 605,925 issued and 584,854 outstanding at March 31, 2022, and 602,704 issued and 582,479 outstanding at December 31, 2021	1	1
Additional paid-in capital	19,830	19,672
Accumulated other comprehensive earnings	(485)	77
Retained earnings	8,988	8,139
Treasury stock, at cost (21,071 and 20,225 shares, respectively)	(1,165)	(1,094)
Total Centene stockholders' equity	27,169	26,795
Noncontrolling interest	144	145
Total stockholders' equity	27,313	26,940
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$82,901	$78,375

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues:
Premium	$31,889	$26,933
Service	2,343	1,181
Premium and service revenues	34,232	28,114
Premium tax	2,953	1,869
Total revenues	37,185	29,983
Expenses:
Medical costs	27,838	23,391
Cost of services	1,988	1,048
Selling, general and administrative expenses	2,745	2,234
Depreciation expense	156	133
Amortization of acquired intangible assets	199	195
Premium tax expense	3,006	1,928
Total operating expenses	35,932	28,929
Earnings from operations	1,253	1,054
Other income (expense):
Investment and other income	52	103
Debt extinguishment	3	(46)
Interest expense	(160)	(170)
Earnings before income tax expense	1,148	941
Income tax expense	296	244
Net earnings	852	697
(Earnings) loss attributable to noncontrolling interests	(3)	2
Net earnings attributable to Centene Corporation	$849	$699

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$1.46	$1.20
Diluted earnings per common share	$1.44	$1.19

Weighted average number of common shares outstanding:
Basic	583,230	581,869
Diluted	590,658	589,343

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net earnings	$852	$697
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	390	361
Stock compensation expense	70	51
(Gain) loss on debt extinguishment	(3)	46
Deferred income taxes	12	156
Other adjustments, net	22	2
Changes in assets and liabilities
Premium and trade receivables	(3,099)	(1,891)
Other assets	(299)	(287)
Medical claims liabilities	1,767	405
Unearned revenue	81	48
Accounts payable and accrued expenses	957	32
Other long-term liabilities	401	423
Net cash provided by operating activities	1,151	43
Cash flows from investing activities:
Capital expenditures	(242)	(187)
Purchases of investments	(1,700)	(1,653)
Sales and maturities of investments	1,047	1,391
Acquisitions, net of cash acquired	(1,504)	(158)
Other investing activities, net	(2)	—
Net cash used in investing activities	(2,401)	(607)
Cash flows from financing activities:
Proceeds from long-term debt	100	2,317
Payments of long-term debt	(526)	(2,295)
Common stock repurchases	(71)	(29)
Payments for debt extinguishment	(27)	(54)
Debt issuance costs	—	(27)
Other financing activities, net	26	15
Net cash used in financing activities	(498)	(73)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	33	(16)
Net decrease in cash, cash equivalents and restricted cash and cash equivalents	(1,715)	(653)
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	13,214	10,957
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$11,499	$10,304
Supplemental disclosures of cash flow information:
Interest paid	$139	$130
Income taxes paid	$11	$20

The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	2022	2021
Cash and cash equivalents	$11,237	$9,627
Restricted cash and cash equivalents, included in restricted deposits	262	677
Total cash, cash equivalents, and restricted cash and cash equivalents	$11,499	$10,304

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q1	Q4	Q3	Q2	Q1
	2022	2021	2021	2021	2021
MEMBERSHIP
Traditional Medicaid (1)	13,590,100	13,328,400	13,202,500	12,492,600	12,307,400
High Acuity Medicaid (2)	1,682,800	1,686,100	1,566,000	1,531,000	1,529,000
Total Medicaid	15,272,900	15,014,500	14,768,500	14,023,600	13,836,400
Commercial Marketplace	2,031,000	2,140,500	2,177,000	2,040,900	1,900,900
Commercial Group	449,700	462,100	468,500	479,500	483,400
Total Commercial	2,480,700	2,602,600	2,645,500	2,520,400	2,384,300
Medicare (3)	1,452,500	1,252,200	1,248,300	1,182,900	1,138,500
Medicare PDP	4,169,700	4,070,500	4,064,400	4,064,500	4,109,700
Total at-risk membership (4)	23,375,800	22,939,800	22,726,700	21,791,400	21,468,900
TRICARE eligibles	2,862,400	2,874,700	2,874,700	2,881,400	2,881,400
Total	26,238,200	25,814,500	25,601,400	24,672,800	24,350,300

(1) Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2) Membership includes ABD, IDD, LTSS and MMP Duals.
(3) Membership includes Medicare Advantage and Medicare Supplement.
(4) Membership includes 1,231,500, 1,178,000, 1,168,400, 1,131,900, and 1,086,300 dual-eligible beneficiaries for the periods ending March 31, 2022, December 31, 2021, September 30, 2021, June 30, 2021, and March 31, 2021, respectively.

NUMBER OF EMPLOYEES	80,100	72,500	75,900	68,500	69,100

DAYS IN CLAIMS PAYABLE	53	52	51	48	49

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$26,982	$26,416	$26,392	$25,113	$24,361
Unregulated	1,262	3,352	3,223	2,055	1,286
Total	$28,244	$29,768	$29,615	$27,168	$25,647

DEBT TO CAPITALIZATION	40.9%	41.2%	41.5%	39.2%	38.8%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT	40.7%	40.9%	41.2%	38.9%	38.5%
NON-RECOURSE DEBT (in millions)	$182	$184	$188	$187	$184

OPERATING RATIOS

	Three Months Ended March 31,
	2022	2021
HBR	87.3%	86.8%
SG&A expense ratio	8.0%	7.9%
Adjusted SG&A expense ratio	7.7%	7.6%
Note: Prior period SG&A and adjusted SG&A expense ratios have been restated to conform to current presentation, which excludes depreciation expense.

HBR BY PRODUCT

	Three Months Ended March 31,
	2022	2021
Medicaid	88.9%	87.1%
Commercial	79.2%	83.4%
Medicare (1)	87.7%	88.9%

(1) Medicare includes Medicare Advantage, Medicare Supplement and Medicare PDP.

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, March 31, 2021	$12,842
Less: Reinsurance recoverable	25
Balance, March 31, 2021, net	12,817
Acquisitions and divestitures	249
Incurred related to:
Current period	104,760
Prior period	(1,711)
Total incurred	103,049
Paid related to:
Current period	90,003
Prior period	9,865
Total paid	99,868
Balance, March 31, 2022, net	16,247
Plus: Reinsurance recoverable	12
Balance, March 31, 2022	$16,259

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the "Incurred related to: Prior period" amount may be offset as Centene actuarially determines "Incurred related to: Current period." As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $368 million was recorded as a reduction from premium revenues resulting from development within "Incurred related to: Prior period" due to minimum HBR and other return of premium programs.

The amount of the "Incurred related to: Prior period" above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service March 31, 2021, and prior.